Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated May 16, 2005

between

BLUESTONE TELEVISION, INC.

and

SINCLAIR PROPERTIES, LLC

TABLE OF CONTENTS

SECTION 1:	CERTAIN DEFINITIONS
1.1.	Terms Defined in this Section
1.2.	Terms Defined Elsewhere in this Agreement
1.3.	Rules of Construction
SECTION 2:	SALES AND TRANSFER OF ASSETS; ASSET VALUE
2.1.	Agreement to Sell and Transfer
2.2.	Excluded Assets
2.3.	Purchase Price Calculation
2.4.	Payment of Purchase Price
2.5.	Assumption of Liabilities and Obligations
SECTION 3:	REPRESENTATIONS AND WARRANTIES OF SELLER
3.1.	Organization and Authority of Seller
3.2.	Authorization and Binding Obligation
3.3.	Absence of Conflicting Agreements; Consents
3.4.	Governmental Licenses
3.5.	Real Property
3.6.	Tangible Personal Property
3.7.	Contracts
3.8.	Intangibles
3.9.	Title to Properties
3.10.	Financial Statements
3.11.	Taxes
3.12.	Insurance
3.13.	Reports
3.14.	Personnel and Employee Benefits
3.15.	Claims and Legal Actions
3.16.	Environmental Compliance
3.17.	Compliance with Laws
3.18.	Absence of Certain Changes or Events

i

3.19.	Broker
3.20.	Transactions with Affiliates
SECTION 4:	REPRESENTTIONS AND WARRANTIES OF BUYER
4.1.	Organization, Standing and Authority
4.2.	Authorization and Binding Obligation
4.3.	Absence of Conflicting Agreements and Required Consents
4.4.	Brokers
4.5.	WARN Act
4.6.	Buyer’s Defined Contribution Plan
SECTION 5:
SECTION 6:	SPECIAL COVENANTS AND AGREEMENTS
6.1.	Confidentiality
6.2.	Cooperation
6.3.	Accounts Receivable
6.4.	Allocation of Purchase Price
6.5.	Access to Books and Records after Closing
6.6.	Employee Matters
6.7.	Public Announcements
6.8.	Bulk Sales Law
6.9.	Title Insurance
6.10.	Surveys
6.11.	Non-Solicitation
6.12.	Assignment of the Station Studio Lease
6.13	Control of the Station
6.14.	SBG Guaranty
6.15.	Network Discussions
6.16.	Deferred Consents
SECTION 7:	CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
7.1.	Conditions to Obligations of Buyer
7.2.	Conditions to Obligations of Seller
SECTION 8:	CLOSING AND CLOSING DELIVERIES

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8.1.	Closing
8.2.	Deliveries by Seller
8.3.	Deliveries by Buyer
SECTION 9:
SECTION 10:	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES
10.1.	Survival Of Representations
10.2.	Indemnification by Seller
10.3	Indemnification by Buyer
10.4.	Procedure for Indemnification
10.5.	Certain Limitations
10.6.	Tax Treatment of Indemnity Payments
SECTION 11:	MISCELLANEOUS
11.1.	Fees and Expenses; Transfer Taxes
11.2.	Notices
11.3.	Benefit and Binding Effect
11.4.	Further Assurances
11.5.	GOVERNING LAW
11.6.	Entire Agreement
11.7.	Waiver of Compliance; Consents
11.8.	Headings
11.9.	Counterparts

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated May 16, 2005, is made by and between BlueStone Television, Inc., a Pennsylvania corporation (“Buyer”) and Sinclair Properties, LLC, a Virginia limited liability company (“Seller”).

R E C I T A L S:

WHEREAS, Seller owns certain broadcasting assets used in connection with the operation of analog television broadcast station WEMT (TV) and digital television broadcast Station WEMT-DT, both serving Greenville, Tennessee (together, the “Station”), as described in more detail in Section 2 of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment, and transfer by Seller to Buyer of the Purchased Assets (defined below), as provided by the terms and conditions of this Agreement; and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Seller and WEMT Licensee L.P. (“Licensee”) are entering into (i) an asset purchase agreement (the “WEMT License Agreement”) with Aurora Broadcasting, Inc. (“Aurora”) to sell, assign and transfer to Aurora, upon approval of the FCC, the WEMT License Assets (defined below), and (ii) a Joint Sales and Shared Services Agreement (“JSA”) with Appalachian Broadcasting Corporation (“Appalachian”), an Affiliate of Buyer, pursuant to which Appalachian will make certain of the Purchased Assets (which it will acquire from Buyer) and certain services and personnel available to Licensee and Seller for the day to day operation of the Station pending the close of the sale of the WEMT License Assets to Aurora.

A G R E E M E N T S:

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1:  CERTAIN DEFINITIONS

1.1.                              Terms Defined in this Section.  The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Accounts Receivable” means the rights of Seller as of the Closing Date to payment in cash for the sale of advertising time and other goods and services by the Station prior to the Closing Date.

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such

Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person; and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner, and (iii) a Person shall be deemed to control any limited liability company of which such Person is a managing member..

“Assumed Contracts” means (a) all Contracts set forth on Schedule 3.7, (b) Contracts entered into in the ordinary course of business by Seller prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices, (c) Contracts entered into in the ordinary course of business by Seller prior to the date of this Agreement which are not required to be included on Schedule 3.7 by reason of the exceptions to disclosure set forth in Section 3.7.  Assumed Contracts shall not include any of the Excluded Contracts or the WEMT License Assets.

“Business Licenses” means all licenses, permits, construction permits and other authorizations issued by any Governmental Authority to Seller currently in effect and used in connection with the conduct of the business or operations of the Station, except for FCC Licenses.

“Closing” means the consummation of the sale and acquisition of the Purchased Assets pursuant to this Agreement on the Closing Date in accordance with the provisions of Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Consents” means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Purchased Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

“Contaminant” shall mean and include any pollutant, contaminant, hazardous substance or material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof, except the term “Contaminant” shall not include small quantities of maintenance, and cleaning customary for the operation of television stations and maintained in compliance with all Environmental Laws in the ordinary course of business.

“Contracts” means all contracts, consulting agreements, employment agreements, non-governmental licenses and other agreements, commitments or instruments (including leases, subleases and licenses of personal or real property), written or oral (including any amendments and other modifications thereto) to which Seller is a party or that are binding upon Seller, that relate to or affect the Purchased Assets, and that are in effect on the date of this Agreement, including, without limitation, those listed on Schedule 3.7 hereto.

“Effective Time” means 12:01 a.m., Eastern time, on the Closing Date.

“Environmental Laws” shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any governmental agency interpretation, policy or guidance, including without limitation applicable safety/environmental/health laws such as but not limited to the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any permit, order, directive, court ruling or order or consent decree applicable to or affecting the Real Property or any other property (real or personal) used by or relating to the Station promulgated or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, disposal, remediation or removal of Contaminants or otherwise regulates the protection of health and the environment including, but not limited to, any of the following activities, whether on site or off site if such could materially adversely affect the site:  (i) the emission, discharge, release, spilling or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with the Seller would be deemed a single employer within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(j).

“Excluded Tangible Personal Property” means (i) the Tangible Personal Property listed on Schedule 3.6(a) under the heading “Excluded Tangible Personal Property”, (ii) any tangible personal property not located on or about the Real Property and used primarily in the operation of any television broadcast station owned, operated or programmed by Seller or any Affiliate of Seller, other than the Station, (iii) any tangible personal property located at 2000 W. 41st Street, Baltimore, Maryland 21211 or 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 in the ordinary course, and (iv) the Tangible Personal Property included in the WEMT License Assets.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means those licenses, permits, construction permits and other authorizations issued by the FCC to Licensee in connection with the business and operations of the Station.

“GAAP” means generally accepted accounting principals in the United States, consistently applied in accordance with past practices.

“Governmental Authority” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality and any court, tribunal or judicial or arbitral body, whether state or local, but not federal.

“Intangibles” means all copyrights, trademarks, trade names, domain names, service marks, service names, licenses, patents, trade secrets, permits, jingles, proprietary information, technical information and data, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and that are used in the business and operations of the Station.

“Knowledge” or any derivative thereof with respect to the Seller means, the actual knowledge of the President and Chief Executive Officer or the Chief Financial Officer of Seller or SBG, and any other employee of Seller or SBG designated as a “vice president” or the General Manager, the Regional Controller assigned to the Station or Chief Engineer of the Station.

“Laws” means any federal, state, local, municipal, foreign, international, multi-national, self-regulatory organization, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, by-laws, or the like.

“Leased Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by Seller and used in the business or operation of the Station.

“Licenses” means Business Licenses and FCC Licenses.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, conditional sales agreements, claim, charge, or other lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property.

“Loss” means, with respect to any Person, any and all costs or expenses, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, interest, deficiencies, causes of action, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, suffered, paid or incurred by such Person.

“Market Cable Systems” shall mean all U.S. cable television systems located within any particular Station’s market, as defined in Section 76.55 of the FCC regulations.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, operations or financial condition of the Station, taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the national television broadcast industry, (b) general conditions in the market in which the Station operates, or (c) circumstances that are not likely to recur and which circumstances (as well as any consequences thereof) have been substantially remedied.

“Owned Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto owned by Seller and used in the business or operations of the Station.

“Permitted Encumbrances” means (a) encumbrances of a landlord, or other statutory lien not yet due and payable, or a landlord’s liens arising in the ordinary course of business,

(b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of the Contracts set forth on the Schedules, which Contracts have been delivered  to Buyer, (c) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller’s books in accordance with generally accepted accounting principles, or (d) encumbrances that do not materially detract from the value of any of the Purchased Assets or materially interfere with the use thereof as currently used.

“Person” means an individual, corporation, association, partnership, limited partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

“Purchased Assets” means the assets to be transferred or otherwise conveyed by Seller to Buyer under this Agreement, as specified in Section 2.1.

“Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto, whether or not owned, leased or held by Seller and used in the business or operations of the Station.

“Real Property Interests” means all interests in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by Seller that are used in the business or operations of the Station.

 “SBG” means Sinclair Broadcast Group, Inc.

“Seller Party” means Seller, SBG or any Affiliate of SBG, to the extent such Person is a party to an Assumed Contract.

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property (together with any machinery and equipment warranties) owned or held by Seller that is used in the conduct of the business or operations of the Station and located on or about the Real Property, but excluding the Excluded Tangible Personal Property.

“Tax” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor or by Contract, or otherwise), together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any governmental authority with respect to any Tax.

“WEMT License Agreement” means the Asset Purchase Agreement dated as of the date of this Agreement among Seller, Licensee and Aurora, relating to the sale of the WEMT License Assets.

“WEMT License Assets” means (a) the FCC Licenses, (b) Station Affiliation Agreement between Fox Broadcasting Company, on behalf of itself, Fox Children’s Network, Inc., and Fox News Network, L.L.C., and Licensee, dated July 1, 2002, or any successor or renewal thereto, (c) the film and programming agreements applicable to the Station’s programming, (d) any other assets identified in the WEMT License Agreement, (e) all Intangibles, (f) the lease for the Real Property where Seller’s tower is located at Walker Mountain.

1.2.                              Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Assumed Liabilities	Section 2.5
Aurora	Recitals
Balance Sheet Date	Section 3.9
Benefit Arrangement	Section 3.14(a)(v)
Benefit Plans	Section 3.14(a)(ii)
Buyer	Preamble
Buyer’s Plan	Section 4.6
Claimant	Section 10.4
Closing Date	Section 8.1(a)
Collection Period	Section 6.3(a)
Employees	Section 3.14(a)
Excluded Assets	Section 2.2
Financial Statements	Section 3.9
Indemnity Cap	Section 10.5
Indemnifying Party	Section 10.4
Independent Auditor	Section 2.3(c)(iii)
JSA	Recitals
Licensee	Recitals
Multiemployer Plan	Section 3.14(a)(ii)
Pension Plan	Section 3.14(a)(iii)
Purchase Price	Section 2.3(a)
Retained Liabilities	Section 2.5

Seller	Preamble
Station	Recitals
Threshold Amount	Section 10.5
Title Commitment	Section 6.9
Transferred Employees	Section 6.6
Welfare Plan	Section 3.14(a)(i)

1.3.                              Rules of Construction.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires.  As used in this Agreement, the word “including” is not limiting and the word “or” is not exclusive.  Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit, or Schedule is a reference to a Section of this Agreement, an Exhibit, or a Schedule hereto, as the case may be, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 2:  SALE AND TRANSFER OF ASSETS; ASSET VALUE

2.1.                              Agreement to Sell and Transfer.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, convey, assign, and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, all of Seller’s right, title, and interest in and to the tangible assets located on or about the Real Property and all of the intangible assets, in either case owned or used in connection with the conduct of the business or operations of the Station, but excluding the WEMT License Assets and the Excluded Assets described in Section 2.2, free and clear of any Liens (except for Permitted Encumbrances), including Seller’s right, title and interest in and to the following:

(a)                                  the Tangible Personal Property;

(b)                                 the Owned Real Property;

(c)                                  the Assumed Contracts;

(d)                                 the Business Licenses, if any;

(e)                                all claims, causes of action, choses in action, rights of recovery, rights of set-off or recoupment of or available to Seller relating to the Purchased Assets to the extent they relate to the period after the Effective Time; and

(f)                                    all books of account and other records relating to the Purchased Assets, including executed copies (if available) of the Assumed Contracts, employment records (to the extent permitted by applicable law), customer files, lists, plats, purchase and sales records, advertising records, creative materials, advertising and promotional material, in each case to the extent relating to the business or the operation of the Station, but excluding all records relating to the WEMT License Assets.

Buyer and Seller acknowledge that, notwithstanding anything to the contrary herein, all WEMT License Assets constituting assets owned or used in connection with the Seller’s conduct of the business or the operation of the Station shall not be sold, assigned or transferred to Buyer hereunder but rather shall be subject to the sale, assignment or transfer to Aurora under the WEMT License Agreement in accordance with the terms thereof.

2.2.                              Excluded Assets.  The Purchased Assets shall exclude the following (collectively, the “Excluded Assets”), as the same may exist at the Effective Time:

(a)                                  Seller’s cash, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of Seller;

(b)                                 any insurance policies, promissory notes, amounts due to Seller from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; provided, that in the event Seller is obligated to assign to Buyer the proceeds of any such insurance policy at the time the Closing occurs under Section 6.3, such proceeds shall be included in the Purchased Assets;

(c)                                  any pension, profit-sharing, or employee benefit plans, including all of Seller’s interest in any Welfare Plan, Pension Plan or Benefit Arrangement (each as defined in Section 3.14(a));

(d)                                 all Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, all of Seller’s organizational documents, corporate books and records (including minute books, operating agreements and partnership agreements) and originals of account books of original entry, all records of Seller relating to the sale of the Purchased Assets and all records and documents related to any other Excluded Assets;

(e)                                  any interest in and to any refunds of federal, state, or local franchise, income, or other Taxes for periods (or portions thereof) ending on or prior to the Closing Date;

(f)                                    all Accounts Receivable;

(g)                                 all rights and claims of Seller whether mature, contingent, or otherwise, whether in tort, contract, or otherwise, against third parties relating to the Purchased Assets or the operation of the Station arising prior to the Closing Date; other than rights and claims against third parties relating to the Purchased Assets which have as their basis loss, damage or impairment of or to any of the Purchased Assets and which loss, damage or impairment has not been restored or repaired prior to the Closing, or in the case of a lost Asset, that would have been acquired but for such loss;

(h)                                 any Contracts which are not Assumed Contracts, including those which are listed on Schedule 2.2(h) (the “Excluded Contracts”);

(i)                                     Seller’s deposits and prepaid expenses; provided, any deposits and prepaid expenses shall be included in the Purchased Assets to the extent that Seller receives a credit therefor in the proration of the Purchase Price pursuant to Section 2.3(b);

(j)                                     all rights of Seller under or pursuant to this Agreement (or any other agreements contemplated hereby);

(k)                                  all rights to the names Sinclair, Sinclair Broadcast Group, Sinclair Properties, and any logo or variation thereof and goodwill associated therewith;

(l)                                     the Excluded Tangible Personal Property;

(m)                               all assets owned by the Seller which are used in connection with the operations of television broadcast stations other than the Station and are not located on or about the Real Property;

(n)                                 all shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by Seller; and

(o)                                 the WEMT License Assets; and

(p)                                 the assets listed on Schedule 2.2(p).

2.3.                              Purchase Price Calculation.

(a)                                  Purchase Price.  Subject to the adjustments and prorations as provided by this Agreement, the purchase price of the Purchased Assets (the “Purchase Price”) shall be Five Million Six Hundred Thousand Dollars ($5,600,000.00).

(b)                                 Prorations.  The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses or liabilities, as set forth below.  All revenues and all expenses and liabilities of Seller arising from the operation of the Station and related to the Purchased Assets, including tower rental, License fees (to the extent the corresponding License is assignable), utility charges, real property and personal property Taxes and assessments levied against the Purchased Assets, property and equipment rentals, sales and service charges, and subject to the provisions of Section 6.6, employee salaries, wages and commissions payable to Transferred Employees (including bonuses, vacation pay and personal leave pay), and employment-related Taxes on account thereof, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operations of the Station for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of the Station for the period after the Effective Time, subject to the following:

(i)                                     There shall be no adjustment or proration for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.  An adjustment and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party.  An adjustment and proration shall be made in favor of Seller to the extent Buyer receives the right to receive a refund (or to a credit against payments otherwise due) under any Assumed Contract to any security deposit or similar pre-payment paid by or on behalf of Seller.

(ii)                                  An adjustment and proration shall be made in favor of Seller for the amount, if any, by which the fair market value of the goods or services to be received by the Station under its trade or barter agreements as of the Effective Time exceeds by more than Ten Thousand Dollars ($10,000.00) in the aggregate the fair market value of any advertising time remaining to be run by the Station as of the Effective Time.  An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by the Station under its trade or barter agreements as of the Effective Time exceeds by more than Ten Thousand Dollars ($10,000.00) in the aggregate the fair market value of the goods or services to be received by the Station as of the Effective Time.

(iii)                               An adjustment and proration shall be made in favor of Seller for the amount, if any, of prepaid expense, the benefit of which accrues to Buyer hereunder, and other current assets acquired by Buyer hereunder which are paid by Seller to the extent such prepaid expenses and other current assets relate to the period after the Effective Time.

(iii)                               There shall be no proration for any payment(s) made by Millennium to SBG or Seller in connection with obtaining the right to serve as the national sales representative of the Station.

(iv)                            All prorations and adjustments shall be determined in a manner consistent with GAAP.

(c)                                  Manner of Determining Adjustments.  The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(b), will be determined in accordance with the following procedures:

(i)                                     Seller shall prepare and deliver to Buyer prior to the Closing  a preliminary settlement statement which shall set forth Seller’s good faith estimate of the adjustments to the Purchase Price under Section 2.3(b).  The preliminary settlement statement shall (A) contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) be certified by Seller to be true and complete to Seller’s Knowledge as of the date thereof.

(ii)                                  Not later than ninety (90) days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer’s determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(b).  Buyer’s statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b) and such other information as may be reasonably requested by Seller, and (B) shall be certified by Buyer to be true and complete to Buyer’s knowledge as of the date thereof.  If Seller disputes the amount of such Purchase Price determined by Buyer, Seller shall deliver to Buyer within thirty (30) days after receipt of Buyer’s statement a statement setting forth Seller’s determination of the amount of such Purchase Price.  If Seller notifies Buyer of its acceptance of Buyer’s statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer’s determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty (30) day period.

(iii)                               Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price paid by Buyer at the Closing.  If the parties are unable to resolve the dispute within forty five (45) days following the delivery of all of Buyer’s statements to be provided pursuant to Section 2.3(c)(ii) after the Closing, Buyer and Seller shall jointly designate an independent certified public accounting firm of national standing which has not regularly provided services to either the Buyer or Seller in the last three (3) years (“Independent Accountants”), who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute.  If the parties are unable to agree on the designation of an independent certified public accounting firm, the selection of the accounting firm to resolve the dispute shall be submitted to arbitration to be held in Baltimore, Maryland, in accordance with the commercial arbitration rules of the American Arbitration Association.  The accounting firm’s resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction.  Any fees of the Independent Accountants, and, if necessary, for arbitration to select such firm, shall be divided equally between the parties.

(iv)                              Each of Buyer and Seller shall permit the other and the other’s representatives access to its internal accounting records used in connection with the preparation of the settlement statement or Seller’s response thereto or any calculations made pursuant to either of them.

2.4.                              Payment of Purchase Price.  The Purchase Price shall be paid by Buyer to Seller at the Closing as follows:

(a)                                  Payment of Estimated Purchase Price At Closing.  The Purchase Price, adjusted by the estimated adjustments pursuant to Section 2.3(b) as set forth in Seller’s preliminary settlement statement pursuant to Section 2.3(c)(i), is referred to as the “Estimated Purchase Price.”  At the Closing, Buyer shall pay or cause to be paid to Seller the Estimated Purchase Price for the Purchased Assets by federal wire transfer of same-day funds pursuant to wire transfer instructions, which instructions shall be delivered to Buyer by Seller prior to the Closing Date.

(b)                                 Payments to Reflect Adjustments.  The Purchase Price as finally determined pursuant to Section 2.4(c) shall be paid as follows:

(i)                                     If the Purchase Price as finally determined pursuant to Section 2.3(c) exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

(ii)                                  If the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

2.5.                              Assumption of Liabilities and Obligations.

(a)                                  As of the Closing Date, subject to Section 2.5(b), Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Business Licenses, the Assumed Contracts, or as otherwise specifically provided for herein, but only to the extent that either (i) the obligations and liabilities on account thereof relate to the time after the Effective Time, or (ii) the Purchase Price is reduced pursuant to Section 2.3(b) as a result of the proration of such obligations and liabilities (the “Assumed Liabilities”).

(b)                                 Notwithstanding Section 2.5(a), for the avoidance of doubt, Buyer shall not assume any obligation or liability of Seller, and Seller shall retain all liabilities and obligations of Seller, known or unknown, fixed or contingent, other than the obligations and liabilities expressly assumed by Buyer under Section 2.5(a), including without limitation, the following (the “Retained Liabilities”):

(i)                                     all liabilities and obligations relating to or arising from the Excluded Assets, including any obligation or liability under any Contract not constituting an Assumed Contract;

(ii)                                  all liabilities for Taxes arising from the transfer of the Purchased Assets under this Agreement or otherwise attributable to the business or operation of the Station for any period prior to the Closing Date;

(iii)                               all fees and expenses incurred by Seller in connection with the transactions contemplated hereby, including legal, accounting, consulting, brokers, investment banking and other professional fees and expenses;

(iv)                              the dollar amount of all unpaid medical and health claims of Employees arising prior to the Closing Date;

(v)                                 all liabilities under any intercompany account;

(vi)                              all liabilities and obligations arising under Assumed Contracts or Business Licenses transferred by Seller to Buyer in accordance with this Agreement, to the extent such liabilities and obligations have arisen or have accrued in connection with any period prior to the Closing Date, except to the extent an adjustment is made in favor of Buyer under Section 2.3(b);

(vii)                           all liabilities and obligations accruing with respect to the business or the operation of the Station prior to the Closing Date, except to the extent an adjustment is made in favor of Buyer under Section 2.3(b);

(viii)                        all liabilities and obligations arising out of any litigation, claim or proceeding pending or threatened against Seller or relating to Seller’s ownership of the Purchased Assets, or Seller’s conduct of the business or operation of the Station;

(ix)                                all liabilities and obligations under any employee pension, retirement or other benefit plans covering Employees prior to the Closing Date;

(x)                                   all liabilities and obligations for severance and all COBRA liabilities for any Employees of the Sellers who do not become Transferred Employees; and

(xi)                                all obligations and liabilities of Seller under this Agreement and any other agreement entered into in connection herewith.

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time) as follows:

3.1.                              Organization and Authority of Seller.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the States listed on Schedule 3.1.  Seller has the requisite power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.  Seller is duly qualified and in good standing in each jurisdiction listed on Schedule 3.1, which are all jurisdictions in which such qualification is required.

3.2.                              Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary limited liability company or other required action on the part of Seller and its equityholders, and no approval from or notice to any of the member of Seller is required regarding the same that has not been obtained or given, as applicable.  This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3.                              Absence of Conflicting Agreements; Consents.  Subject to obtaining the Consents listed on Schedule 3.3, 3.5 and 3.7, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Organization, operating agreement, or other organizational documents of Seller; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any  material agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound legally; and (e) will not create any claim, liability or Lien of any nature whatsoever upon any of the Purchased Assets.  Except for the Consents described on Schedule 3.3, 3.5 or 3.7, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Seller to transfer and convey the Purchased Assets to Buyer.

3.4.                              Governmental Licenses.

(a)                                  Schedule 3.4 identifies and includes a complete list of all  Licenses that are required to conduct the business or operate the Station and the applicable expiration dates thereof.  Each FCC License is in full force and effect, and Seller or Licensee, as indicated, is the authorized holder thereof.  None of the FCC Licenses is subject to any restriction or condition that limits the operation of the Station as currently operated other than (i) restrictions or conditions listed on or generally applicable to such FCC Licenses, and (ii) restrictions or conditions applicable to the Station and communication or broadcasting facilities or FCC Licenses of the same type or service.  The FCC Licenses listed on Schedule 3.4 constitute all of the licenses and authorizations issued by the FCC and required under the Communications Act and the rules, regulations and published policies of the FCC for the lawful conduct of the Station as operated by Seller and Licensee.

(b)                                 Except as set forth on Schedule 3.4 and except for any FCC investigations, rulemakings or other proceedings affecting the broadcasting industry generally, as of the date of this Agreement, there is no pending or, to the Knowledge of Seller and Licensee, threatened investigation or action by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or material complaint by, before or with the FCC with respect to the Station.

(c)                                  The Station is operating in accordance with the specifications of the applicable FCC Licenses and is in compliance in all material respects with the Communications Act and the rules, regulations and published policies of the FCC.  Except as set forth in Schedule 3.4, all material filings, reports and statements that Licensee or Seller is required to file with the FCC or the Federal Aviation Administration during the current applicable terms of such FCC Licenses have been timely filed and are complete and accurate in all material respects.

(d)                                 The information disclosed on Schedule 3.4(d) is true, correct and complete in all material respects as of the date hereof and includes the following:

(i)                                     a list of all Market Cable Systems, if any, which are carrying the Station and that have notified Seller, Licensee or the Station of such Market Cable System’s intention to delete the Station from carriage or to change the channel position of the Station on such cable system;

(ii)                                  a list (with true, complete and accurate copies having been delivered by Seller or Licensee to Buyer) of each notice, if any, received by the Station from the Market Cable System alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC regulations, to such Market Cable System’s principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further material correspondence between the Station and any such Market Cable System relating to such notice;

(iii)                               a list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carriage pursuant to Sections 76.55(c) and (e) of the FCC regulations; and

(iv)                              a list of must-carry complaints, if any, filed on behalf of the Station.

(e)                                  Except as disclosed on Schedule 3.4(e) hereto, Seller is not aware of any reason why any of the FCC Licenses might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the FCC Licenses might be revoked.  To Seller’s Knowledge, there are no facts relating to Licensee which, under the Communications Act of 1934, as amended, or the existing rules of the FCC, would disqualify Licensee from assigning the FCC Licenses to Aurora.  An appropriate public inspection file for the Station is maintained at the Station’s studio in material accordance with FCC rules.

3.5.                              Real Property.  Schedule 3.5 contains a complete description of all Real Property Interests (including street address, owner, and Seller’s use thereof).  The Real Property Interests listed on Schedule 3.5 comprise all interests in Real Property owned or used to conduct the business and operations of the Station as now conducted.  Except as described on Schedule 3.5, Seller has good, valid and insurable fee simple title to all fee estates included in the Real Property Interests and good title to all other Real Property Interests, in each case free and clear of all Liens and all covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Encumbrances.  Each leasehold or subleasehold interest included on Schedule 3.5 is legal, valid, binding, enforceable, and in full force and effect.  Neither Seller or, to Seller’s Knowledge, any other party thereto, is in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder.  Seller has not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests.  Seller enjoys peaceful and undisturbed possession of the leased Real Property Interests; and so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment against each lessor or sublessor and, to Seller’s Knowledge, except as set forth on

Schedule 3.5, no third party holds any interest in the fee underlying leased the premises with the right to acquire or foreclose upon Seller’s leasehold or subleasehold interest.  Seller has legal and practical access to all of the Owned Real Property and Leased Real Property, as applicable.  Except as otherwise disclosed on Schedule 3.5, all towers, guy anchors, ground radials, and buildings and other improvements included in the  Purchased Assets are, to Seller’s Knowledge, located entirely on the Owned Real Property or the Leased Real Property, as applicable, listed on Schedule 3.5.  All Owned Real Property and Leased Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its current use, (b) is available for immediate use in the conduct of the business and operations of the Station, and (c) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction.  No eminent domain or condemnation proceedings are pending or, to Seller’s Knowledge, threatened with respect to any Real Property Interests.

3.6.                              Tangible Personal Property.  Schedule 3.6 sets forth the list of all material items of Tangible Personal Property owned or used in the conduct of the business and the operations of the Station, other than the “Excluded Tangible Personal Property” which is listed on Schedule 3.6(a).  The Tangible Personal Property listed on Schedule 3.6 comprises all of the tangible personal property necessary to conduct the business and operations of the Station as now conducted, except for those items of Excluded Tangible Personal Property that will be transferred pursuant to the WEMT License Agreement and listed on Schedule 3.6(a).  Except as described on Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by Seller is subject to any Lien, except for Permitted Encumbrances.  With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Tangible Personal Property is in good operating condition and repair and is available for immediate use in the business and operations of the Station.  All items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable federal, state and local statutes, ordinances, rules and regulations.

3.7.                              Contracts.  Schedule 3.7 is a true and complete list of all Contracts relating to the conduct of the business or operation of the Station, except: (i) Contracts for the sale or production of broadcast or advertising time on the Station for cash consistent with prior practices so long as such Contracts may be canceled without penalty on not more than ninety (90) days notice; (ii) oral employment Contracts terminable at will; (iii) miscellaneous service Contracts that may be canceled without penalty on thirty (30) days or less notice; (iv) the Excluded Contracts, and (v) other Contracts entered into in the ordinary course of business not involving average annual payments or receipts by the Station of greater than Twenty-five Thousand Dollars ($25,000) per Contract.  Seller has delivered to Buyer true and complete copies of all written Assumed Contracts and true and complete descriptions of all oral Assumed Contracts (including any amendments and other modifications to such Contracts) except as set forth on Schedule 3.7.  Other than the Contracts listed on Schedule 3.5 and Schedule 3.7 and the Contracts listed on Schedule 3.7 of the WEMT License Agreement, there is no contract, lease, or other agreement necessary to enable Seller to carry on its business in all material respects as now conducted.  All of the Assumed Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.  No Seller Party is, nor to Seller’s Knowledge is any other party thereto, in material default, violation, or breach under any material Assumed Contract and no event has occurred and is continuing that constitutes (with notice or passage of time or both) any such default, violation, or breach thereunder.  Except as disclosed on Schedule 3.7, to Seller’s Knowledge, no party to any material Assumed Contract has any intention to (a) terminate such Contract or seek to amend any material terms thereof, (b) refuse to renew such Contract upon expiration of its term, or (c) renew such Contract upon expiration only on terms and conditions that are more onerous than those now existing.  Except for the need to obtain the Consents listed on Schedule 3.7, the exchange and transfer of the Purchased Assets in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Assumed Contracts or reduce the amounts payable to Buyer thereunder.

3.8.                              Intangibles.  Schedule 3.8 is a true and complete list of all Intangibles (exclusive of Licenses listed on Schedule 3.4) that are required to conduct the business and operations of the Station as now conducted.  Licensee or Seller owns or has a valid license to use all of the Intangibles listed on Schedule 3.8.  Other than with respect to matters generally affecting the television broadcasting industry and not particular to Seller or Licensee, and, except as set forth on Schedule 3.8, neither Seller nor Licensee has received any notice or demand alleging that either party is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, domain names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending or, to Seller’s or Licensee’s Knowledge, threatened with respect thereto.  To Seller’s or Licensee’s Knowledge, except as set forth on Schedule 3.8, no other Person is infringing upon Seller’s or Licensee’s rights or ownership interests in the Intangibles.  Except as set forth on Schedule 3.8, neither Seller nor Licensee is required to pay any royalty arising from the Intangibles.

3.9.                              Title to Properties.  Except as disclosed on Schedule 3.5 or 3.6, Seller has good and marketable title to the Purchased Assets subject to no Liens or other charges or rights of others of any kind or nature except for Permitted Encumbrances.

3.10.                        Financial Statements.  Seller has furnished Buyer with true and complete copies of unaudited financial statements of the Station containing a balance sheet and statement of income, as, at, and for the fiscal year ended March 31, 2005 (the “Balance Sheet Date”) (collectively, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of Seller and have been prepared in accordance with GAAP in a manner consistent with the audited Financial Statements of SBG, except for the absence of footnotes and certain year-end adjustments.  Except as set forth on Schedule 3.10, the Financial Statements accurately reflect the books, records, and accounts of Seller, present fairly and accurately the financial condition of the Station as of March 31, 2005 and the results of operations for the period then ended, and the Financial Statements do not understate in any material respect the normal and customary costs and expenses of conducting the business or operations of the Station in any material respect as currently conducted by Seller or otherwise materially inaccurately reflects the operations of the Station.

3.11.                        Taxes.  Except as set forth on Schedule 3.11, Seller has filed or caused to be filed all Tax Returns that are required to be filed with respect to its ownership and operation of the Station and has paid or caused to be paid all Taxes shown on those returns or on any Tax assessment received by them to the extent that such Taxes have become due, or have set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. All such Tax Returns are true and complete in all material respects.  There are no legal, administrative, or other Tax proceedings presently pending and, to Seller’s Knowledge, there are no grounds existing pursuant to which Seller is or could be made liable for any Taxes, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferred liability for any Taxes, penalties or interest due or to become due from Seller.  No claim has ever been made by a Tax authority with respect to the Station in a jurisdiction where Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

3.12.                        Insurance.  Schedule 3.12 is a true and complete list of all insurance policies of or covering the Purchased Assets or the business or operations of the Station.  All policies of insurance listed on Schedule 3.12 are in full force and effect as of the date hereof.  During the past three (3) years, no insurance policy of Seller or the Station has been canceled by the insurer and, except as set forth on Schedule 3.12, no application of Seller for insurance has been rejected by any insurer.

3.13.                        Reports.  All material returns, reports, and statements that the Station is currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects.  All of such returns, reports, and statements, as filed, satisfy all applicable legal requirements.

3.14.                        Personnel and Employee Benefits.

(a)                                  Employees and Compensation.  Schedule 3.14 contains a true and complete list of all employees of Seller employed at the Station as of the date hereof, whether full or part-time (the “Employees”), and indicates the salary and bonus, if any, to which each such Employee is currently entitled (limited in the case of Employees who are compensated on a commission basis to a general description of the manner in which such commissions are determined), dates of hire, titles and number of sick days remaining in calendar year 2005.  Except as indicated on Schedule 3.14, the employment of all Employees is terminable at will.  Schedule 3.14 also includes all Employees who are on leave and indicates whether such leave is paid or unpaid and when such leave commenced.  Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering the Employees, including, with respect to the Employees, any:

(i)                                     “Employee welfare benefit plan,” as defined in Section 3(1) of ERISA, that is maintained or administered by Seller or any ERISA Affiliate for the benefit of, or to which Seller or any ERISA Affiliate contributes or is required to contribute (a “Welfare Plan”);

(ii)                                  “Multiemployer pension plan,” as defined in Section 3(37) of ERISA, that is maintained or administered by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate contributes or is required to contribute (a “Multiemployer Plan” and, together with the Welfare Plans, the “Benefit Plans”);

(iii)                               “Employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), to which Seller or any ERISA Affiliate contributes or is required to contribute (a “Pension Plan”);

(iv)                              Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended; and

(v)                                 Employment, severance, deferred compensation, bonus payment or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, Section 125 or other flexible disability benefits, supplemental unemployment benefits, vacation benefits, sick pay benefits, personal leave benefits, or retirement benefits or arrangement for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any liability relating to Employees (collectively, “Benefit Arrangements”).

(b)                                 Pension Plans.  Seller does not sponsor, maintain, or contribute to any Pension Plan other than the Sinclair Broadcast Group 401(k) Profit Sharing Plan.  Such Pension Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.

(c)                                  Welfare Plans.  Each Welfare Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.  Seller does not sponsor, maintain, or contribute to any Welfare Plan that provides health or death benefits to former employees of the Station other than as required by Section 4980B of the Code or other applicable laws.

(d)                                 Benefit Arrangements.  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the material requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.  Seller has no written or oral contract prohibiting the termination of any Employee without prior notice or that imposes on Seller a liability for any penalty or continuing obligation to such Employee upon any such termination.

(e)                                  Multiemployer Plans.  Except as disclosed on Schedule 3.14, Seller has not at any time been a participant in any Multiemployer Plan.

(f)                                    Delivery of Copies of Relevant Documents and Other Information.  Seller has delivered or made available to Buyer true and complete copies of each of the following documents:

(i)                                     each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto and written descriptions thereof that have been distributed to Employees, all annuity contracts, or other funding instruments; and

(ii)                                  each Benefit Arrangement and written descriptions thereof that have been distributed to Employees and complete descriptions of any Benefit Arrangement that is not in writing.

(g)                                 Labor Relations.  Except as set forth on Schedule 3.14(g), Seller is not a party to or subject to any collective bargaining agreement or written or oral employment agreement with any Employee, and Seller is not a party to any oral or written consulting or other agreement with respect to the personal services of any Person who would be an Employee but for the fact that his status is that of an independent contractor.  With respect to the Employees, Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and has not received any notice alleging that Seller has failed to comply with any such laws, rules, or regulations.  To Seller’s Knowledge, Seller is not engaged in any material unfair labor practice or other material unlawful employment practice and there are no charges of any unfair labor practice or other unlawful employment practice pending against Seller before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority.  Except as set forth on Schedule 3.14(g), no proceedings are pending or, to Seller’s Knowledge, threatened, between Seller and any Employee (singly or collectively).  Except as set forth on Schedule 3.14(g), no labor union or other collective bargaining unit represents or claims to represent any of the Employees.  Except as set forth on Schedule 3.14(g), to Seller’s Knowledge, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the employees of Seller or to request a National Labor Relations Board certification election with respect to any Employees.

3.15.                        Claims and Legal Actions.  Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Seller, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending or, to Seller’s Knowledge, threatened, against or relating to the Purchased Assets or the business or operations of the Station, nor does Seller know of any basis for the same.  To Seller’s Knowledge, Seller is not subject to any judgment or court order affecting the operation of Seller’s business except (i) for FCC and other governmental orders, decrees and actions which apply to the television broadcasting industry generally, or (ii) as set forth on Schedule 3.15 hereto.

3.16.                        Environmental Compliance.  Except as disclosed on Schedule 3.16 and to Seller’s Knowledge:

(a)                                  Seller holds and is in material compliance with all permits, licenses and other authorizations required under all Environmental Laws applicable to the conduct of the business of the Seller as presently conducted;

(b)                                 Seller has not received any written notice of any demand, claim or action by any Person or governmental body alleging a violation of or liability under any Environmental Laws arising from the ownership, lease, operation or occupation of any Owned Real Property or Leased Real Property by the Seller or any of its predecessors;

(c)                                  there has been no release (as that term is defined under any Environmental Laws) of any Contaminants in, on, under or emanating from any Owned Real Property or Leased Real Property or in, on, under or emanating from any real property previously owned, leased, occupied or operated by the Seller or any of its predecessors, that is in violation of or is reasonably likely to lead to any liability arising under any Environmental Laws;

(d)                                 Seller has not transported or arranged for the treatment, storage or disposal of any Contaminants to any off-site location that has resulted in a liability or is reasonably likely to lead to any liability to the Seller under any Environmental Laws;

(e)                                  none of the Owned Real Property or Leased Real Property contains (i) asbestos or asbestos-containing materials, (ii) polychlorinated biphenyls (PCBs) or any PCB-contaminated soil or (iii) any underground storage tanks; and no underground storage tank or associated piping and equipment disclosed on Schedule 3.16 has leaked and has not been fully remediated in accordance with all Environmental Laws, and such tank is in material compliance with all applicable Environmental Laws; and

(f)                                    Seller has delivered to Buyer true, complete and correct copies of any and all existing environmental site assessment and other environmental reports, including but not limited to reports of subsurface investigation, concerning or relating to the Owned Real Property and the Leased Real Property that Seller possess.

3.17.                        Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of the Purchased Assets, and Seller has not received any notice of any material violation of federal, state and local laws, regulations and ordinances applicable or relating to the ownership or operation of the Purchased Assets, nor, to Seller’s Knowledge, has Seller received any notice of any immaterial violation of federal, state and local laws, regulations, and ordinances applicable or relating to the ownership or operation of the Purchased Assets.

3.18.                        Absence of Certain Changes or Events.  Since the Balance Sheet Date, Seller has conducted its business and operations in the ordinary course and, except as disclosed on Schedule 3.18, has not:

(a)                                  made any material increase in compensation paid, payable or to become payable to any of its employees other than those in the normal and usual course of business or in connection with any change in an employee’s responsibilities, or promised, declared, paid or accrued any bonus payment to any of its Employees, or made any material change in personnel policies, employee benefits, or other compensation arrangements affecting its Employees (including the promise or award of additional vacation time);

(b)                                 made any sale, assignment, lease, or other transfer of Purchased Assets owned or used in the business having a fair market value in excess of Twenty-five Thousand Dollars ($25,000) in the aggregate for all such assets, except (A) as required under existing Contracts in the ordinary course of business, (B) in connection with the acquisition of similar or replacement Purchased Assets, (C) inventory sold in the ordinary course of business, or (D) obsolete Purchased Assets;

(c)                                  incurred any material loss of or to the Purchased Assets (whether or not covered by insurance), or voluntarily waived any material rights or voluntarily cancelled any debts or claims other than in settlement of claims or debts in the ordinary course of business not exceeding Twenty-five Thousand Dollars ($25,000) in the aggregate for all such rights, debts or claims so settled during such period;

(d)                                 made any changes in Seller’s accounting practices;

(e)                                  suffered any write-down of the value of any Purchased Assets or any material write-off as uncollectable of any Accounts Receivable to the extent exceeding Twenty-five Thousand Dollars ($25,000) in the aggregate for all such Purchased Assets and Accounts Receivable during such period;

(f)                                    transferred or granted any right under or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, domain name, franchise, or similar right or modified any existing right;

(g)                                 made any amendment of any material term of, or terminated or failed to renew (in accordance with its terms), any Assumed Contract or License; or

(h)                                 suffered any Material Adverse Effect

3.19.                        Broker.  Neither Seller nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

3.20.                        Transactions with Affiliates.  Except as set forth in Schedule 3.20, no Affiliate of Seller, directly or indirectly, has any interest in, uses or has any options or rights of any kind in or to any of the Purchased Assets of Seller owned or used in the business, and Seller directly or indirectly (i) does not purchase any material property or receive any material services from

(other than services as a corporate officer or director), or sell any material property to, any Affiliate of Seller, and (ii) is not a party to any Contract with any Affiliate of Seller applicable to the business.

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date and time) as follows:

4.1.                              Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Purchased Assets.  Prior to the Closing Date, Buyer will be qualified to do business in the State in which the Station is located.

4.2.                              Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3.                              Absence of Conflicting Agreements and Required Consents.  Except as set forth on Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (a) do not require the consent of any third party; (b) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.  Except as set forth on Schedule 4.3, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Buyer to acquire the Purchased Assets from Seller or to assume the Assumed Liabilities of Seller in accordance with Section 2.5.

4.4.                              Brokers.   Except as disclosed on Schedule 4.4, neither Buyer nor any Person acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement, and Seller shall have no liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement for the broker listed on Schedule 4.4.

4.5.                              WARN Act.  Buyer is not planning or contemplating and has not made or taken any decisions or actions concerning the employees of Station after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

4.6.                              Buyer’s Defined Contribution Plan.  Schedule 4.6 completely and accurately lists all Buyer’s defined contribution plan or plans (the “Buyer’s Plan”) intended to be qualified under Section 401(a) and 401(k) of the Code in which the Transferred Employees will be eligible to participate.  Buyer has a currently applicable determination letter from the Internal Revenue Service for Buyer’s Plan.

SECTION 5:  INTENTIONALLY DELETED

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS

6.1.                              Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, including Buyer’s obtaining of financing related hereto, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions specifically contemplated by this Agreement.  If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.  Nothing shall be deemed to be confidential information that: (i) is already in such party’s possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party; (ii) becomes generally available to the public other than as a result of a disclosure by such party or such party’s officers, directors, stockholders, managers, members, employees, lenders, advisors, attorneys or accountants in breach of this Section 6.1; (iii) becomes available to such party on a nonconfidential basis from a source other than another party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party; or (iv) is developed independently by either party without resort to the confidential information of the other party.  Notwithstanding anything herein to the contrary, if the transactions contemplated in this Agreement are consummated then Buyer’s obligations pursuant to this Section 6.1 shall terminate automatically on the Closing Date, but Seller will continue to be bound hereby for a period of three (3) years from the Closing Date.

6.2.                              Cooperation.  Buyer and Seller shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and in connection with any litigation after the Closing Date which relate to the Station for periods prior to the Effective Time, Buyer and Seller shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.  Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation (a) to expend funds to obtain any of the Consents, other than ministerial processing fees, and out of pocket expenses to their respective attorney or other agents incurred in connection with obtaining such Consents, or (b) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

6.3.                              Accounts Receivable.

(a)                                  As soon as practicable after the Closing, Seller shall deliver to Buyer a complete and detailed list of all the Accounts Receivable.  During the period beginning on the Closing Date and ending on the last day of the sixth (6th) full calendar month after the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable efforts, as Seller’s agent, to collect the Accounts Receivable in the usual and ordinary course of business, using the Station’s credit, sales, and other appropriate personnel in accordance with customary practices which may, at Buyer’s option, include referral to a collection agency.  Notwithstanding the foregoing, Buyer shall not be required to institute legal proceedings on Seller’s behalf to enforce the collection of any Accounts Receivable.  Buyer shall not adjust any Accounts Receivable or grant credit without Seller’s written consent, and Buyer shall not pledge, secure, or otherwise encumber such Accounts Receivable or the proceeds therefrom.  On or before the twelfth (12th) business day after the end of each calendar month during the Collection Period, Buyer shall remit to Seller collections received by Buyer with respect to the Accounts Receivable, together with a report of all amounts collected with respect to the Accounts Receivable during, as the case may be, the period from the Closing or the beginning of such month through the end of such month, less any sales commissions or collection costs incurred by Buyer during the respective periods with respect to those Accounts Receivable.

(b)                                 Any payments received by Buyer during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by Seller to Buyer shall be applied first to the invoice designated by the account debtor and, if none, such payment shall be applied to the oldest account which is not disputed.  Buyer shall incur no liability to Seller for any uncollected account, other than as a result of Buyer’s breach of its obligations under this Section 6.3.  Prior to the end of the Collection Period, Seller, or any agent of Seller, shall not make any direct solicitation of the account debtors for payment.  After the end of the Collection Period, Seller shall have the right, at its expense, to assist and participate with Buyer in the collection of unpaid Accounts Receivable, provided, however, Seller’s collection efforts shall be commercially reasonable and consistent with its past practices and shall not include the institution of legal proceedings without Buyer’s consent (not to be unreasonably withheld) unless Buyer shall have instituted its own legal proceedings against such account debtor.

(c)                                  At the end of the Collection Period, Buyer shall provide Seller access and the right to copy all files concerning the collection or attempts to collect the Accounts Receivable, and Buyer’s responsibility for the collection of the Accounts Receivable shall cease.

6.4.                              Allocation of Purchase Price. Buyer and Seller shall mutually agree upon a statement (the “Allocation Statement”) setting forth the value of the Purchased Assets, which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets.  Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto.  If Seller and Buyer are unable to agree on such allocation, Seller and Buyer agree to retain a nationally recognized appraisal firm experienced in valuing television broadcast properties to appraise the Purchased Assets.  The appraisal firm shall perform such appraisal promptly.  Seller and Buyer shall each pay one-half (1/2) of the costs of such appraisal.

6.5.                              Access to Books and Records after Closing.  From and after the Closing Date, to the extent reasonably requested by Buyer, Seller shall provide Buyer access and the right to copy any books and records relating to the Purchased Assets, but not included in the Purchased Assets.  From and after the Closing Date, to the extent reasonably requested by Seller, Buyer shall provide Seller access and the right to copy any books and records relating to the Purchased Assets that are included in the Purchased Assets.  Buyer and Seller shall each retain any such books and records for a period of three (3) years (or such longer period as may be required by law or good business practice) following the Closing Date All such copies shall be made at the expense of the requesting party.

6.6.                              Employee Matters.

(a)                                  Upon consummation of the Closing hereunder, Buyer shall offer employment as an employee “at will” to each of the Employees of the Station (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other), except for the General Manager of the Station and the two employees to be employed by Licensee as listed on Schedule 6.6, at a comparable salary or wage, position, and place of employment as held by each such Employee immediately prior to the Closing Date (such Employees who accept such offers of employment are referred to herein as the “Transferred Employees”).

(b)                                 Except as provided otherwise in this Section 6.6, Seller shall pay, discharge, and be responsible for (a) all salary, wages and commissions (including bonuses, vacation pay and personal leave pay accruing to the Closing Date) arising out of or relating to the employment of the Employees prior to the Closing Date, and (b) any employee benefits arising under the Benefit Plans or Benefit Arrangements of Seller and its Affiliates during the period prior to such Closing Date.  From and after the Closing Date, Buyer shall pay, discharge, and be responsible for all salary, wages, and benefits (including bonuses, vacation pay and personal leave pay accruing from and after the Closing Date) arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date.  Buyer shall be responsible for all severance liabilities and all COBRA liabilities for any Transferred Employees of the Station terminated after the Closing Date.  Seller shall be responsible for all severance liabilities, all COBRA liabilities, and any and all other liabilities for any Employees of the Station who do not become Transferred Employees.

(c)                                  Buyer shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its “employee welfare benefit plans” and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate; provided, however, that Buyer shall credit each Transferred Employee with the period of years of service with Seller, any Affiliate of Seller or any prior owner of the Station in determining eligibility to participate and vesting in such plans; and provided further that Buyer shall waive any pre-existing condition limitation under Buyer’s “employee welfare benefit plans” for any condition of a Transferred Employee (or eligible spouse and dependents) except to the extent that any such limitation actually applied to such Transferred Employees prior to the Closing Date.

(d)                                 For purposes of any length of service requirements, waiting period, vesting periods, or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Closing (but not for benefit accrual purposes under any defined benefit plan), Buyer shall ensure that, to the extent permitted by law and the terms of such plan, service by such Transferred Employee with Seller, any Affiliate of Seller, or any prior owner of the Station shall be deemed to have been service with the Buyer.  In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Seller or any Affiliate of Seller to the extent allowable under any such plan.  At the Closing, Seller shall deliver to Buyer Schedule 6.6 setting forth Seller’s good faith estimate of all accrued and unpaid bonuses and all accrued but unused vacation time and personal leave time, and unused sick time, of each Employee as of April 30, 2005. To the extent any claim with respect to accrued bonuses, vacation leave, personal leave or sick leave is lodged against Seller with respect to any Transferred Employee, Buyer shall indemnify, defend and hold harmless Seller from and against any and all losses, directly or indirectly, as a result of or based upon or arising from the same, provided, that in the case of accrued bonuses, accrued vacation leave and accrued personal leave, such indemnity shall apply only to the extent the Purchase Price was reduced pursuant to Section 2.3(b) as a result of the proration of such liability.

(e)                                  As soon as practicable following the Closing Date, Buyer shall cause its defined contribution plan to accept any “eligible rollover distribution” (as such term is defined in Section 401(a)(31) of the Code) from a Transferred Employee.

(f)                                    Nothing in this Agreement shall be construed to provide employees of Seller with any rights under this Agreement, and no Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

6.7.                              Public Announcements.  Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which SBG or Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

6.8.                              Bulk Sales Law.  Buyer hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

6.9.                              Title Insurance.  Seller shall cooperate with Buyer in obtaining the commitment of a title insurance company reasonably satisfactory to Buyer agreeing to issue to Buyer, at standard rates, ALTA [1992] Form extended coverage title insurance policies, insuring Buyer’s interest in the Owned Real Property (the “Title Commitment”).  The costs of the Title Commitment and the policy to be issued pursuant to the Title Commitment shall be paid by Buyer.

6.10.                        Surveys.  Seller shall cooperate with Buyer in obtaining surveys performed by surveyors reasonably acceptable to Buyer, at Buyer’s expense, sufficient to remove any “survey exception” from the title insurance policies to be issued pursuant to the Title Commitments.

6.11.                        Non-Solicitation.  SBG and Seller shall not, and shall not permit any of their Affiliates to, beginning on the Closing Date and continuing for a period of two (2) years thereafter, without the prior written approval of Buyer, directly or indirectly, hire, solicit, encourage, entice or induce any Person who is a Transferred Employee to terminate his or her employment with Buyer; provided, however, that this provision shall not prohibit Seller or any Affiliate from making a general, public solicitation or a general, industry-wide solicitation for employment, or from hiring any of Buyer’s employees who respond to such a solicitation.  SBG agrees that any remedy at law for any breach by it of this Section 6.11 would be inadequate, and Buyer would be entitled to injunctive relief in such a case, in addition to any other remedies at law to which Buyer may be entitled.  If it is ever held that the restrictions placed on SBG by this Section 6.11 are too onerous and are not necessary for the protection of Buyer, then the parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

6.12.                        Assignment of the Station Studio Lease.  Seller shall use commercially reasonable efforts to obtain the consent of the landlord to assign the WEMT studio and office lease to Buyer after Closing, except that Buyer must lease the STL tower back to Seller, on substantially the same terms, until the Closing under the WEMT License Agreement..  Seller shall use commercially reasonable efforts to obtain the consent of the landlord to assign the Tower Space Lease Agreement to Buyer, with the right to sublease a portion of the premises back to Seller, on substantially the same terms, until the Closing under the WEMT License Agreement.  To the extent that Seller is not able to obtain any of the foregoing consents, the provisions of Section 6.16 below shall apply.

6.13.                        Control of the Station.  Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station; those operations, including complete control and supervision of all of the Station’s programs, employees and policies, shall be the sole responsibility of Seller.

6.14.                        SBG Guaranty  By its execution hereof with respect to this Section 6.14 and Section 6.11, SBG irrevocably and unconditionally guarantees to Buyer the full, complete and timely performance by Seller of any and all obligations of Seller under this Agreement, including without limitation, the indemnification obligations of Seller under Section 10 hereof.  This guaranty shall remain in full force and effect so long as Seller shall have any obligations or liabilities hereunder.  This guaranty shall be deemed a continuing guaranty and the waivers of SBG herein shall remain in full force and effect until the satisfaction in full of all of Seller’s obligations hereunder.  If any default shall occur by Seller in its performance or satisfaction of any of its obligations hereunder, then SBG will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Buyer specifying in summary form the default.  This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law.  SBG agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Buyer of whatever remedies it may have against Seller.  To the maximum extent permitted by law, SBG hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of Seller or of any other fact that might increase SBG’s risk hereunder; and (iii) presentment, protest, demand, action or delinquency in respect of any of Seller’s obligations hereunder.

6.15.                        Network Discussions.  SBG will keep Buyer apprised of the status of its negotiations with Fox Broadcasting Company and its affiliates regarding the Station’s network affiliation agreement.  SBG will take such other actions as identified on Schedule 6.15.

6.16.                        Deferred Consents.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim, right, or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof or in any way materially adversely affect the rights of the Buyer or Seller thereunder.  If such consent (a “Deferred Consent”) is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would materially adversely affect the rights or benefits thereunder so that the Buyer would not receive all such rights and benefits, then (i) Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consents as soon as practicable; provided that neither Seller nor Buyer shall have any obligation (y) to expend funds to obtain any Deferred Consent, other than ministerial processing fees, and  out-of-pocket expenses to their respective attorney or other agents incurred in connection with obtaining any Deferred Consent, or (z) to agree to any adverse change in any License or Assumed Contract in order to obtain a Deferred Consent, and (ii) until such Deferred Consent is obtained, Seller and Buyer will cooperate in all reasonable respects to provide to the Buyer the benefits and rights under the Contract to which such Deferred Consent relates (with the Buyer responsible for all the liabilities and obligations thereunder to the extent relating to the period after the Closing Date).  In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then Buyer and Sellers shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Contract, including enforcement for the benefit of the Buyer of all claims or rights or benefits arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.

SECTION 7:  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1.                              Conditions to Obligations of Buyer.  All obligations of Buyer at the Closing hereunder are subject, at Buyer’s option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and complete at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete does not have a Material Adverse Effect.

(b)                                 Covenants and Conditions.  Seller shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to have performed and complied does not have a Material Adverse Effect.

(c)                                  Governmental Authorizations.  On the Closing Date, Licensee shall be the holder of the FCC Licenses.

(d)                                 Deliveries.  Seller shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

(e)                                  Absence of Proceedings.  No injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect enjoining or preventing consummation of the transactions contemplated by this Agreement.

(f)                                    WEMT License Agreement and JSA.  The WEMT License Agreement and JSA shall have been executed and delivered by the parties thereto.

7.2.                              Conditions to Obligations of Seller.  All obligations of Seller at the Closing hereunder are subject, at Seller’s option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).

(b)                                 Covenants and Conditions.  Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  WEMT License Agreement and JSA.  The WEMT License Agreement and JSA shall have been executed and delivered by the parties thereto.

(d)                                 Tower Lease Agreement.  Buyer shall have executed the Tower Lease Agreement leasing to Licensee and/or Seller space on the tower and in the building located on the Owned Real Property in the form attached hereto as Exhibit A.

(e)                                  Deliveries.  Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

SECTION 8:  CLOSING AND CLOSING DELIVERIES

8.1.                              Closing.

(a)                                  Closing Date.  The Closing Date shall be May 16, 2005 (the “Closing Date”).  The parties acknowledge and agree that they are executing this Agreement and Closing simultaneously.

(b)                                 Closing Place. The Closing shall be held at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, or any other place that is mutually agreed upon by Buyer and Seller.

8.2.                              Deliveries by Seller.  Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)                                  Conveyancing Documents.  Duly executed deeds in form and quality equivalent to the deeds by which Seller obtained title, bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Purchased Assets being transferred at the Closing in the name of Buyer (or, in the case of any Owned Real Estate, in the name of Appalachian as Buyer’s designee), free and clear of all Liens except for Permitted Encumbrances, including the following:

(i)                                     Assignment and Assumption of Contracts Agreement  in the form attached hereto as Exhibit B;  and

(ii)                                  Bill of Sale in the form of attached hereto as Exhibit C.

(b)                                 Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Seller, certifying:  (i) that the representations and warranties of Seller contained in this Agreement are true and complete as of the Closing Date as though made on and as of that date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time), except to the extent that the failure of such representations and warranties shall not have had a Material Adverse Effect, and (ii) that Seller has in all respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to such Closing Date, except to the extent that the failure to perform such covenants shall not have had a Material Adverse Effect.

(c)                                  Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by each of the Seller’s secretaries, members, partners, or designees, as the case may be: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller’s Board of Directors and shareholders (if required) (or by the general partner in the case of a partnership or by the members in the case of a limited liability company), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the Articles of Incorporation and Bylaws (or other organizational documents) of Seller.

(d)                                 Good Standing Certificates.  To the extent available from the applicable jurisdictions and to the extent applicable to the Station, copies of certificates as to the formation and/or good standing of Seller issued by the appropriate Governmental Authorities in the states of organization and each jurisdiction in which Seller is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days to the Closing Date.

(e)                                  United States Real Property Interest Certificates.  Seller shall have executed and delivered to Buyer certificates of non foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(f)                                    Real Estate Documents.  Standard documentation (including certain affidavits of Seller) that may be reasonably requested of Seller by Buyer’s counsel in connection with Buyer obtaining title insurance policies relating to the Owned Real Property.

(g)                                 JSA.  The JSA, duly executed by Seller.

(h)                                 Tower Lease Agreement.  The Tower Lease Agreement, duly executed by Seller and/or Licensee.

(i)                                     Other Documents.  Such other documents reasonably requested by Buyer or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby, including any release of Liens encumbering the Purchased Assets (other than Permitted Encumbrances).

8.3.                              Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)                                  Payment.  The payment of the Purchase Price as described in Section 2.4(a).

(b)                                 Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of an officer of the Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (ii) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with, on, or prior to the Closing Date.

(c)                                  Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Buyer’s Certificate of Incorporation and Bylaws.

(d)                                 Assumption Agreements.  Appropriate assumption agreements executed by Buyer pursuant to which Buyer shall assume and undertake to perform Seller’s obligations and liabilities to the extent provided under this Agreement, including, without limitation, the Assignment and Assumption of Contracts in the form attached hereto as Exhibit B.

(e)                                  Good Standing Certificates.  To the extent available from the applicable jurisdictions, copies of certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the state of organization and each jurisdiction in which Buyer is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date.

(f)                                    JSA.  The JSA, duly executed by Appalachian and Buyer.

(g)                                 Tower Lease Agreement. The Tower Lease Agreement, duly executed by Buyer.

(h)                                 Other Documents.  Such other documents reasonably requested by Seller or its counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

SECTION 9:  INTENTIONALLY DELETED

SECTION 10:  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
CERTAIN REMEDIES

10.1.                        Survival of Representations.  All representations and warranties, covenants, and agreements of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent:  (a) representations and warranties shall survive for a period of twelve (12) months after the Closing Date; (b) except as otherwise provided herein, the covenants and agreements which, by their terms, survive the Closing shall continue in full force and effect until fully discharged; (c) Seller’s obligation to pay, perform or discharge the Retained Liabilities shall survive the Closing until such Retained Liabilities have been paid, performed or discharged in full by Seller; and (d) any representation, warranty, covenant, or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 10.1 shall survive with respect to such claim or dispute until the final resolution thereof; provided that the covenants and agreements set forth in Section 6.1 (Confidentiality), Section 6.2 (Cooperation), Section 6.3 (Accounts Receivable), Section 6.4 (Purchase Price Allocation), Section 6.5 (Books and Records), Section 6.6 (Employees), Section 11.1 (Fees and Expenses), Section 11.2 (Notices), and Section 11.3 (Benefit and Binding Effect) shall survive the Closing for the period provided therein or, if no period is specified, in perpetuity.  Notwithstanding the foregoing, the representations and warranties with respect to Sections 3.2, 3.9, 3.11 and 4.2 shall survive until expiration of the applicable statute of limitations, and the representations and warranties with respect to Section 3.16 shall survive for a period of two (2) years after the Closing Date.

10.2.                        Indemnification by Seller.  After the Closing, but subject to Sections 10.1 and 10.5, Seller hereby agrees to indemnify and hold Buyer harmless from and against and with respect to and shall reimburse Buyer for:

(a)                                  any Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement;

(b)                                 any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including the Retained Liabilities;

(c)                                  any Loss arising out of or resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Purchased Assets; and

(d)                                 any and all obligations or Loss arising out of or resulting from the operation or ownership of the Station prior to the Closing (except any losses, liabilities, or damages for which Buyer has received a reduction in the Purchase Price), including any liabilities arising under the Business Licenses or the Assumed Contracts to the extent that they relate to events occurring prior to the Closing Date.

10.3.                        Indemnification by Buyer.  After the Closing, but subject to Sections 10.1 and 10.5, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to and shall reimburse Seller for:

(a)                                  any and all Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement;

(b)                                 any and all obligations of Seller assumed by Buyer pursuant to this Agreement;

(c)                                  any and all Assumed Liabilities; and

(d)                                 any and all obligations or Loss arising out of or resulting from the operation or ownership of the Station after the Closing, except any losses, liabilities, or damages for which Seller has received an adjustment in its favor.

10.4.                        Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)                                  The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim (to the extent known or reasonably available to the Claimant), the amount thereof, estimated in good faith, all with reasonably particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred.  If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit, or proceeding was given to Claimant, provided, however, that the failure or delay of the Claimant to provide such notice (or other required deliveries) shall not release the Indemnifying Party from any of its obligations under this Section 10 unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

(b)                                 With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)                                  With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party, provided, however, that Indemnifying Party may not assume control of the defense unless it affirms in writing its obligation to indemnify Claimant for any damages incurred by Claimant with respect to such third-party claim.  If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, then (i) the Indemnifying Party shall be required to conduct the defense of the Third Party Claim diligently and in good faith, (ii) the Claimant shall have the right to participate in the defense of such claim at its own expense and shall not settle or compromise the Third Party Claim and (iii) the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of the Third Party Claim without the consent of the Claimant if the judgment or settlement results only in the payment by the Indemnifying Party of the full amount of money damages and includes a release of the Claimant from any and all liability thereunder.  The Indemnifying Party may not settle any claim that would reasonably be expected to have an adverse effect on the Claimant without the Claimant’s written consent.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

(d)                                 If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)                                  The indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the members, partners, shareholders, officers, directors, employees, representatives, successors and assigns and affiliated entities of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

10.5.                        Certain Limitations.

(a)                                  Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, unless notice of the claim is given within the relevant survival period specified in Section 10.1.

(b)                                 Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, and except with respect to Buyer’s Loss attributable to matters described in Section 10.2(b), Seller shall not be liable to Buyer in respect of any indemnification hereunder except to the extent that (i) the aggregate amount of Buyer’s Loss (together with any Loss suffered by Aurora under the WEMT License Agreement) exceeds Seventy Five Thousand Dollars ($75,000.00) (the “Threshold Amount”) (and then only to the extent such Loss exceeds the Threshold Amount); provided that all materiality qualifications in the representations and warranties of an Indemnifying Party with respect to which the other party as Claimant shall claim Loss shall be disregarded solely for purposes of determining the occurrence of any untrue representation or breach of warranty and the amount of Loss to be counted towards the Threshold Amount; and provided, further, that the foregoing shall not apply to any amounts owed in connection with the Purchase Price or the proration adjustment thereof.

(c)                                  Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, and except with respect to Buyer’s Loss attributable to matters described in Section 10.2(b), Seller shall be liable to indemnify Buyer hereunder only to the extent the total amount of Buyer’s Loss (together with any loss suffered by Aurora under the WEMT License Agreement) in excess of the Threshold Amount is less (in the aggregate) than One Million Dollars ($1,000,000.00) (the “Indemnity Cap”).

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall a party be entitled to indemnification for such party’s incidental, special, exemplary or punitive damages, regardless of the theory of recovery.  Each party hereto agrees to use reasonable efforts to mitigate any losses, which form the basis for any claim for indemnification hereunder.

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Threshold Amount or the Indemnity Cap apply to (i) breaches of Seller’s representations and warranties contained in Sections 3.2 (Authorization and Binding Obligation), 3.9 (Title to Properties), 3.11 (Taxes), and 3.19 (Broker); or (ii) Seller’s obligations with respect to any Excluded Assets or Retained Liabilities.

(f)                                    In the event that Buyer, as Indemnifying Party, shall be obligated to pay any Loss hereunder with respect to any indemnity claim by Seller, as Claimant, and Buyer or Appalachian shall be obligated to pay or shall have paid a Performance Penalty pursuant to the JSA (and as defined therein) with respect to the events giving rise to such Loss, then the amount of such Loss payable by Buyer shall be reduced by and to the extent of the amount of the Performance Penalty paid to Seller less any separate damages payable to Seller with respect to such events pursuant to the JSA.

(g)                                 Neither Buyer nor Seller as Claimant shall be entitled to indemnity pursuant to Sections 10.2 or 10.3, as the case may be, from the other party as Indemnifying Party with respect to such Indemnifying Party’s breach of any of its representations, warranties, covenants or agreements contained herein to the extent that the inaccuracy of any such representation, or the breach of any such warranty, covenant or agreement is caused by any breach by or failure of Claimant or its employees or agents in performing or complying with Claimant’s obligations, covenants and agreements set forth in the JSA.

10.6.                        Tax Treatment of Indemnity Payments.  Buyer and Seller agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

SECTION 11:  MISCELLANEOUS

11.1.                        Fees and Expenses; Transfer Taxes.

(a)                                  Buyer and Seller shall each pay one-half (1/2) of any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity (other than income, sale, use and transfer Taxes, which shall be the responsibility of Seller) on account of the transfer of the Purchased Assets from Seller to Buyer.

(b)                                 Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

11.2.                        Notices.  All notices, demands, requests or other communications required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by overnight commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given and delivered on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

To Buyer:

BlueStone Television Inc.

8415 E. 21st Street N., Suite 120

Wichita, KS 67206

Attn:  Sandy DiPasquale

Telephone:  (316) 315-0076

Facsimile:  (316) 315-0345

With a required copy to:

Providence Equity Partners, Inc.

50 Kennedy Plaza

Providence, RI 02903

Attention:  Albert J. Dobron, Jr.

Telephone No.:  401-751-1700

Facsimile No.:  401-751-1790

Edwards & Angell, LLP

2800 Financial Plaza

Providence, RI  02903

Attn:  Christopher Graham

Telephone:  (401) 274-9200

Facsimile:  (401) 276-6625

To Seller:

c/o Sinclair Properties, LLC

10706 Beaver Dam Road

Hunt Valley, MD  21030

Attn:  President

Telephone:  (410) 568-1506

Facsimile:  (410) 568-1533

With a required copy to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, MD  21030

Attn:  General Counsel

Telephone:  (410) 568-1524

Facsimile:  (410) 568-1537

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3.                        Benefit and Binding Effect.

(a)                                  Buyer may not assign this Agreement to any other party without the consent of Seller, which assignment, if consented to by the Seller, shall not relieve Buyer of its obligations hereunder, provided that Buyer may assign its rights hereunder (but not its obligations) to a wholly-owned subsidiary of Buyer and Buyer may assign as collateral and grant a security interest in all of its right, title and interest under this Agreement (but not its obligations) to its lenders providing the financing hereof.  Seller may assign, combine, merge, or consolidate with any Affiliate of Seller so long as Seller or its successors and assigns are bound by the terms and conditions of this Agreement in all respects as if such successors and assigns were original parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.4.                        Further Assurances.  The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

11.5.                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

11.6.                        Entire Agreement.  This Agreement, the Schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement.  This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties hereto.

11.7.                        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

11.8.                        Headings.  The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.9.                        Counterparts.  This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Seller as of the date first written above.

BLUESTONE TELEVISION, INC.

By:	/s/ John Grossi
Name:	John Grossi
Title:	Vice President and Chief Financial Officer

SINCLAIR PROPERTIES, LLC

By:	/s/ David B. Amy
Name:	David B. Amy
Title:	Executive Vice President and Chief Financial Officer

The undersigned hereby agrees to join as a Party to the foregoing Asset Purchase Agreement pursuant to Section 6.14:

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy
Name:	David B. Amy
Title:	Executive Vice President and Chief Financial Officer

Pursuant to Item 601(b)(2) of Regulation S-K, we have omitted the following schedules.  We will furnish supplementally any omitted schedule to the Securities and Exchange Commission upon request.

SCHEDULE 2.2 (h)	Excluded Contracts
SCHEDULE 2.2 (p)	Excluded Assets
SCHEDULE 3.1	Organization and Authority of Sellers
SCHEDULE 3.3	Absence of Conflicting Agreements; Consents
SCHEDULE 3.4	Governmental Licenses
SCHEDULE 3.5	Real Property
SCHEDULE 3.6	Tangible Personal Property
SCHEDULE 3.6 (a)	Excluded Tangible Personal Property
SCHEDULE 3.7	Contracts
SCHEDULE 3.8	Intangibles
SCHEDULE 3.10	Financial Statements
SCHEDULE 3.11	Taxes
SCHEDULE 3.12	Insurance
SCHEDULE 3.14	Personnel and Employee Benefits
SCHEDULE 3.14 (g)	Labor Relations
SCHEDULE 3.15	Claims and Legal Actions
SCHEDULE 3.16	Environmental Compliance
SCHEDULE 3.18	Absence of Certain Changes or Events
SCHEDULE 3.20	Transactions with Affiliates
SCHEDULE 6.6	Employee Matters
SCHEDULE 6.15	Network Discussions